Sound Financial Bancorp, Inc. Announces Extension of Stock Repurchase Program
Company Release – 7/25/2023
SEATTLE, WA -- (GLOBE NEWSWIRE) -- Sound Financial Bancorp, Inc. (NASDAQ:SFBC) (the “Company”), the parent holding company of Sound Community Bank, today announced that its Board of Directors extended the Company’s current stock repurchase program, scheduled to expire on July 31, 2023, to January 31, 2024. Since the program’s inception, the Company has repurchased 82,534 shares of common stock at an aggregate cost of $3.1 million, leaving approximately $0.9 million available for future stock repurchases.
Laurie Stewart, the Company’s President and Chief Executive Officer, commented, “The extension of our stock repurchase program demonstrates the confidence that the Board, management, and I have in the future of the Company. While the banking sector continues to face challenges, the Company’s financial condition and operations remain solid due to our strong liquidity and capital, our community-based deposit franchise and our high-quality loan portfolio.”
The timing, number and price of shares repurchased under the stock repurchase program will depend on a number of factors, including the terms of any Rule 10b5-1 trading plan adopted by the Company, general business and market conditions, and alternative investment opportunities. The repurchase program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.
About the Company
Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.
Forward-Looking Statements
This press release includes certain statements that may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including information regarding purchases by the Company of its common stock pursuant to any Rule 10b5-1 trading plans or otherwise. By their nature, forward-looking statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission – which are available at www.soundcb.com in the “Investor Relations” section and on the SEC's website at www.sec.gov.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For additional information contact:
Laurie Stewart, President, CEO            206.436.1495
Wes Ochs, Executive Vice President/CFO    206.436.8587